Exhibit 99.1

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
REPORTS RESULTS FOR THE FULL YEAR AND FOURTH QUARTER ENDED
DECEMBER 31, 2016

FULL YEAR
- Net revenues increased 5% at actual and constant rates to US$ 638.0 million -
- Operating income increased 18% (17% at constant rates) to US$ 111.6 million -
- OIBDA improved 22% (21% at constant rates) to US$ 150.0 million -

FOURTH QUARTER
- Net revenues increased 6% (7% at constant rates) to US$ 207.1 million -
- Operating income increased 11% (12% at constant rates) to US$ 51.6 million -
- OIBDA improved 9% (10% at constant rates) to US$ 61.3 million -

HAMILTON, BERMUDA, February 9, 2017 - Central European Media Enterprises Ltd. (“CME” or the “Company”) (NASDAQ/Prague Stock Exchange - CETV) today announced financial results for the full year and three months ended December 31, 2016.

Operational and financial highlights:

•	The television advertising markets across our six countries increased an estimated 6% at constant rates in 2016.

•
TV advertising revenues increased 5% at actual and constant rates in 2016 driven by improvement in four out of six countries, including our three largest markets, the Czech Republic, Romania and the Slovak Republic.

•
Carriage fees and subscription revenues increased 8% at actual rates and 9% at constant rates due primarily to growth in the number of subscribers reported by carriers, as well as high definition channels and new channels available exclusively on their platforms.

•
Costs charged in arriving at OIBDA were broadly flat at actual and constant rates, even though spending on popular local content increased, as this investment was mostly offset by savings in foreign fiction as well as reducing other operating and overhead costs.

•	A focus on controlling costs while improving revenues led to OIBDA growth of 22% at actual rates and 21% at constant rates and OIBDA margin expansion of more than 300 basis points in 2016.

•
Operating income increased 18% at actual rates and 17% at constant rates in 2016 primarily reflecting the year-on-year increase in OIBDA, excluding the US$ 12.0 million benefit in operating income in 2015 from the reversal of charges related to tax audits in Romania.

•
Unlevered free cash flow in 2016 increased 30% at actual rates, reflecting the improvement in OIBDA, but cash flows from operations declined because we paid more interest in cash and elected to pay a total of US$ 37.4 million of Guarantee Fees in cash, including US$ 27.5 million of Guarantee Fees previously paid in kind.

Michael Del Nin, co-Chief Executive Officer, commented: "We ended the year on a high note, with the biggest quarterly OIBDA result the Company has seen in five years, driving our highest fourth quarter OIBDA margin in almost a decade. Our full year results exceeded our most recent guidance, and in just three years we have grown OIBDA by almost US$ 200 million even with significant FX headwinds. This reflects significant progress in executing our strategy, and positions the company for continued growth in 2017 and beyond."

Christoph Mainusch, co-Chief Executive Officer, added: "We remained audience share leaders during 2016, and improved our relative position in all day in four countries, by leveraging our competitive advantages and making targeted investments in local programming amid heavy competition. Local content continues to attract larger audiences, so we continually refine our program grids and intend to maintain targeted investments in popular programming to remain the best partner for advertising on television."

In this release we refer to several non-GAAP financial measures, including OIBDA, OIBDA margin, free cash flow, unlevered free cash flow and constant currency percentage movements. Please see “Non-GAAP Financial Measures” below for additional information, including definitions and reconciliations to US GAAP financial measures.

- continued -

Consolidated results for the years ended December 31, 2016 and 2015 were:

	RESULTS
(US$ 000's, except per share data)	For the Year Ended December 31,
	2016	2015	% Actual	% Lfl (1)
Net revenues	$638,013	$605,841	5.3%	5.4%
Operating income	111,589	94,583	18.0%	17.3%
Operating margin	17.5%	15.6%	1.9 p.p.	1.8 p.p.
OIBDA	150,049	122,815	22.2%	21.4%
OIBDA margin	23.5%	20.3%	3.2 p.p.	3.1 p.p.
Loss on extinguishment of debt	(150,158)	—	NM (2)	NM (2)
Net loss attributable to CME Ltd.	(180,291)	(114,901)	(56.9)%	(58.0)%
Net loss attributable to CME Ltd. per share - basic and diluted	$(1.28)	$(0.90)	(42.2)%	(43.8)%

Consolidated results for the three months ended December 31, 2016 and 2015 were:

	RESULTS
(US$ 000's, except per share data)	For the Three Months Ended December 31,
	2016	2015	% Actual	% Lfl (1)
Net revenues	$207,101	$195,552	5.9%	6.8%
Operating income	51,551	46,528	10.8%	11.8%
Operating margin	24.9%	23.8%	1.1 p.p.	1.1 p.p.
OIBDA	61,295	56,203	9.1%	10.0%
OIBDA margin	29.6%	28.7%	0.9 p.p.	0.9 p.p.
Net income / (loss) attributable to CME Ltd.	21,088	(11,427)	NM (2)	NM (2)
Net income / (loss) attributable to CME Ltd. per share - basic	0.07	(0.11)	NM (2)	NM (2)
Net income / (loss) attributable to CME Ltd. per share - diluted	$0.06	$(0.11)	NM (2)	NM (2)
(1)% Lfl (like-for-like) variance reflects the impact of applying the current period average exchange rates to the prior period revenues and costs.
(2) Number is not meaningful.

Teleconference and Audio Webcast Details

CME will host a teleconference and audio webcast to discuss its fourth quarter and full year results on Thursday, February 9, 2017 at 9:00 a.m. New York time (2:00 p.m. London time and 3:00 p.m. Prague time). The audio webcast and teleconference will refer to presentation slides which will be available on CME's website at www.cme.net prior to the call.

To access the teleconference, U.S. and international callers may dial +1 212 444 0895 ten minutes prior to the start time and reference passcode 4720289. The conference call will be audio webcasted live via www.cme.net. It can be heard on iPads, iPhones and a range of devices supporting Android and Windows operating systems.

A digital audio replay will be available for two weeks following the call at www.cme.net.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements. For all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or are otherwise beyond our control and some of which might not even be anticipated.  Forward-looking statements reflect our current views with respect to future events and because our business is subject to such risks and uncertainties, actual results, our strategic plan, our financial position, results of operations and cash flows could differ materially from those described in or contemplated by the forward-looking statements.

Important factors that contribute to such risks include, but are not limited to, those factors set forth under "Risk Factors” in CME's Annual Report on Form 10-K for the period ended December 31, 2016 as well as the following: the effect of global economic uncertainty and Eurozone instability in our markets and the extent, timing and duration of any recovery; levels of television advertising spending and the rate of development of the advertising markets in the countries in which we operate; the extent to which our liquidity constraints and debt service obligations restrict our business; our exposure to additional tax liabilities as well as liabilities resulting from regulatory or legal proceedings initiated against us; our ability to refinance our existing indebtedness; our success in continuing our initiatives to diversify and enhance our revenue streams; our ability to make cost-effective investments in our television businesses, including investments in programming; our ability to develop and acquire necessary programming and attract audiences; and changes in the political and regulatory environments where we operate and in the application of relevant laws and regulations.

The foregoing review of important factors should not be construed as exhaustive. For a more detailed description of these uncertainties and other factors, please see the "Risk Factors" and “Forward-looking Statements” sections in CME's Annual Report on Form 10-K for the period ended December 31, 2016, which was filed with the Securities and Exchange Commission on February 9, 2017. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.

This press release should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2016, which was filed with the Securities and Exchange Commission on February 9, 2017.
We make available free of charge on our website at www.cme.net our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission. Please note that we may announce material information using SEC filings, press releases, public conference calls, webcasts and posts to our website, www.cme.net. In the future, we will continue to use these channels to communicate important information about CME and our operations. Information that we post on our website could be deemed material. Therefore, we encourage investors, the media, our customers and others interested in CME to review the information we post at www.cme.net.

CME is a media and entertainment company operating leading businesses in six Central and Eastern European markets with an aggregate population of approximately 50 million people. CME broadcasts 36 television channels in Bulgaria (bTV, bTV Cinema, bTV Comedy, bTV Action, bTV Lady, and Ring.bg), Croatia (Nova TV, Doma, Nova World and MiniTV), the Czech Republic (Nova, Nova 2, Nova Cinema, Nova Sport 1, Nova Sport 2, Nova International, Nova Action and Nova Gold), Romania (PRO TV, PRO TV International, Acasa, Acasa Gold, PRO Cinema, Sport.ro, MTV Romania, PRO TV Chisinau and Acasa in Moldova), the Slovak Republic (TV Markíza, Markíza International, Doma and Dajto), and Slovenia (POP TV, Kanal A, Brio, Oto and Kino). CME is traded on the NASDAQ Global Select Market and the Prague Stock Exchange under the ticker symbol “CETV”.

###

For additional information, please visit www.cme.net or contact:

Mark Kobal
Head of Investor Relations
Central European Media Enterprises
+420 242 465 576
mark.kobal@cme.net

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(US$ 000's, except per share data)

	For the Year Ended
	December 31,
	2016	2015
Net revenues	638,013	605,841
Operating expenses:
Content costs	306,013	292,602
Other operating costs	69,353	69,727
Depreciation of property, plant and equipment	30,190	27,943
Amortization of broadcast licenses and other intangibles	8,270	12,271
Cost of revenues	413,826	402,543
Selling, general and administrative expenses	112,598	107,001
Restructuring costs	—	1,714
Operating income	111,589	94,583
Interest expense	(132,224)	(171,444)
Loss on extinguishment of debt	(150,158)	—
Non-operating expenses, net	(2,487)	(25,939)
Loss before tax	(173,280)	(102,800)
(Provision) / Credit for income taxes	(7,317)	515
Loss from continuing operations	(180,597)	(102,285)
Loss from discontinued operations, net of tax	—	(13,287)
Net loss	(180,597)	(115,572)
Net loss attributable to noncontrolling interests	306	671
Net loss attributable to CME Ltd.	$(180,291)	$(114,901)

PER SHARE DATA:
Net loss per share:
Net loss attributable to CME Ltd. per share - basic and diluted	$(1.28)	$(0.90)

Weighted average common shares used in computing per share amounts (000's):
Basic and diluted	151,017	146,866

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (continued)
(US$ 000's, except per share data)

	For the Three Months Ended
	December 31,
	2016	2015
Net revenues	$207,101	$195,552
Operating expenses:
Content costs	92,266	88,892
Other operating costs	17,936	18,087
Depreciation of property, plant and equipment	7,721	7,032
Amortization of broadcast licenses and other intangibles	2,023	2,643
Cost of revenues	119,946	116,654
Selling, general and administrative expenses	35,604	31,985
Restructuring costs	—	385
Operating income	51,551	46,528
Interest expense	(25,889)	(45,582)
Non-operating expense, net	(4,123)	(3,817)
Income / (loss) before tax	21,539	(2,871)
(Provision) / Credit for income taxes	(370)	4,008
Income from continuing operations	21,169	1,137
Loss from discontinued operations, net of tax	—	(12,418)
Net income / (loss)	21,169	(11,281)
Income attributable to noncontrolling interests	(81)	(146)
Net income / (loss) attributable to CME Ltd.	$21,088	$(11,427)

PER SHARE DATA:
Net income / (loss) per share:
Net income / (loss) attributable to CME Ltd. per share - basic	$0.07	$(0.11)
Net income / (loss) attributable to CME Ltd. per share - diluted	$0.06	$(0.11)

Weighted average common shares used in computing per share amounts (000's):
Basic	154,349	147,054
Diluted	219,450	147,054

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS
(US$ 000's)

	December 31, 2016	December 31, 2015
ASSETS
Cash and cash equivalents	$43,459	$61,679
Other current assets	296,961	296,605
Total current assets	340,420	358,284
Property, plant and equipment, net	109,089	108,522
Goodwill and other intangible assets, net	919,765	942,478
Other non-current assets	21,443	31,133
Total assets	$1,390,717	$1,440,417
LIABILITIES AND EQUITY
Accounts payable and accrued liabilities	$160,981	$134,705
Current portion of long-term debt and other financing arrangements	1,494	1,155
Other current liabilities	9,089	10,448
Total current liabilities	171,564	146,308
Long-term portion of long-term debt and other financing arrangements	1,002,028	908,521
Other non-current liabilities	68,758	65,749
Total liabilities	$1,242,350	$1,120,578

Series B Convertible Redeemable Preferred Stock	254,899	241,198

EQUITY
Common Stock	11,476	10,864
Additional paid-in capital	1,910,244	1,914,050
Accumulated deficit	(1,785,536)	(1,605,245)
Accumulated other comprehensive loss	(243,988)	(242,409)
Total CME Ltd. shareholders' (deficit) / equity	(107,804)	77,260
Noncontrolling interests	1,272	1,381
Total (deficit) / equity	$(106,532)	$78,641
Total liabilities and equity	$1,390,717	$1,440,417

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(US$ 000's)

	For the Year Ended
	December 31,
	2016	2015
Net cash generated from operating activities	33,917	85,877
Net cash used in investing activities	(29,356)	(30,426)
Net cash used in by financing activities	(22,743)	(28,906)
Net cash provided by discontinued operations	1,194	3,503
Impact of exchange rate fluctuations on cash and cash equivalents	(1,232)	(2,667)
Net (decrease) / increase in cash and cash equivalents	$(18,220)	$27,381

Supplemental disclosure of cash flow information:
Cash paid for interest (includes mandatory cash-pay guarantee fees)	$53,982	$18,457
Cash paid for guarantee fees that may be paid in kind	$37,440	$—
Cash paid for income taxes, net of refunds	$290	$805

Supplemental disclosure of non-cash items:
Interest and related guarantee fees paid in kind	$45,289	$81,529
Accretion on Series B Convertible Redeemable Preferred Stock	$13,701	$17,272

Segment Data
We manage our business on a geographical basis, with six reporting segments: Bulgaria, Croatia, the Czech Republic, Romania, the Slovak Republic and Slovenia. These segments reflect how CME Ltd.’s operating performance is evaluated by our chief operating decision makers, who we have identified as our co-Chief Executive Officers, how operations are managed by segment managers, and the structure of our internal financial reporting.
We evaluate our consolidated results and the performance of our segments based on net revenues and OIBDA. Stock-based compensation and certain other items are not allocated to our segments for purposes of evaluating their performance and therefore are not included in their respective OIBDA. Intersegment revenues and profits have been eliminated in consolidation.

Below are tables showing our net revenues and OIBDA by segment for the three and twelve months ended December 31, 2016 and 2015:

	For the Year Ended December 31,
(US $000's)	2016	2015	%Act	%Lfl(1)
Net revenues
Bulgaria	$72,651	$73,090	(0.6)%	(0.3)%
Croatia	55,607	55,912	(0.5)%	(1.6)%
Czech Republic	190,372	182,636	4.2%	3.5%
Romania	172,951	157,578	9.8%	11.3%
Slovak Republic	90,549	84,434	7.2%	7.5%
Slovenia	56,912	54,233	4.9%	5.2%
Intersegment revenues	(1,029)	(2,042)	NM (2)	NM (2)
Total net revenues	$638,013	$605,841	5.3%	5.4%

	For the Three Months Ended December 31,
(US $000's)	2016	2015	%Act	%Lfl(1)
Net revenues
Bulgaria	$22,548	$22,213	1.5%	2.2%
Croatia	17,570	17,728	(0.9)%	(1.3)%
Czech Republic	61,814	59,965	3.1%	3.5%
Romania	54,682	48,017	13.9%	16.2%
Slovak Republic	31,083	29,437	5.6%	6.3%
Slovenia	19,588	19,084	2.6%	3.3%
Intersegment revenues	(184)	(892)	NM (2)	NM (2)
Total net revenues	$207,101	$195,552	5.9%	6.8%

(1) % Lfl (like-for-like) variance reflects the impact of applying the current period average exchange rates to the prior period revenues and costs.
(2) Number is not meaningful.

	For the Year Ended December 31,
(US $000's)	2016	2015	%Act	%Lfl(1)
OIBDA
Bulgaria	$12,242	$15,479	(20.9)%	(20.7)%
Croatia	8,578	7,880	8.9%	5.6%
Czech Republic	77,018	71,697	7.4%	6.2%
Romania	62,016	41,176	50.6%	51.7%
Slovak Republic	15,947	10,585	50.7%	47.8%
Slovenia	4,801	6,057	(20.7)%	(20.6)%
Elimination	2	(229)	NM (2)	NM (2)
Total Operating Segments	$180,604	$152,645	18.3%	17.7%
Central	(30,555)	(29,830)	(2.4)%	(2.4)%
Total OIBDA	$150,049	$122,815	22.2%	21.4%

	For the Three Months Ended December 31,
(US $000's)	2016	2015	%Act	%Lfl(1)
OIBDA
Bulgaria	$3,276	$7,013	(53.3)%	(52.9)%
Croatia	3,192	1,955	63.3%	61.9%
Czech Republic	30,665	27,885	10.0%	10.5%
Romania	16,986	15,443	10.0%	12.1%
Slovak Republic	10,779	6,745	59.8%	60.4%
Slovenia	4,631	6,290	(26.4)%	(25.8)%
Elimination	59	31	NM (2)	NM (2)
Total Operating Segments	$69,588	$65,362	6.5%	7.4%
Central	(8,293)	(9,159)	9.5%	9.0%
Total OIBDA	$61,295	$56,203	9.1%	10.0%

(1) % Lfl (like-for-like) variance reflects the impact of applying the current period average exchange rates to the prior period revenues and costs.
(2) Number is not meaningful.

Non-GAAP Financial Measures
In this release we refer to several non-GAAP financial measures, including OIBDA, OIBDA margin, free cash flow and unlevered free cash flow. We believe that each of these metrics is useful to investors for the reasons outlined below. Non-GAAP financial measures may not be comparable to similar measures reported by other companies. Non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, US GAAP financial measures.
We evaluate our consolidated results and the performance of our segments based on net revenues and OIBDA. We believe OIBDA is useful to investors because it provides a meaningful representation of our performance, as it excludes certain items that do not impact either our cash flows or the operating results of our operations. OIBDA and unlevered free cash flow are also used as components in determining management bonuses.
OIBDA includes amortization and impairment of program rights and is calculated as operating income / loss before depreciation, amortization of intangible assets and impairments of assets and certain unusual or infrequent items that are not considered by our co-CEOs when evaluating our performance. Stock-based compensation and certain other items are not allocated to our segments for purposes of evaluating their performance and therefore are not included in their respective OIBDA. Our key performance measure of the efficiency of our consolidated operations and our segments is OIBDA margin. We define OIBDA margin as the ratio of OIBDA to net revenues.
We have previously used free cash flow as a measure of the ability of our operations to generate cash. We define free cash flow as net cash generated from continuing operating activities less purchases of property, plant and equipment, net of disposals of property, plant and equipment and excluding the cash impact of certain unusual or infrequent items that are not included in costs charged in arriving at OIBDA because they are not considered by our co-CEOs when evaluating performance. Following the refinancing transaction completed in April 2016, the amount of interest and related guarantee fees on our outstanding indebtedness that is paid in cash has increased. In addition to this obligation to pay more interest and related Guarantee Fees in cash, we expect to use cash generated by the business to pay Guarantee Fees that are payable in kind, including accrued Guarantee Fees. These cash payments are all reflected in free cash flow; accordingly we believe unlevered free cash flow, defined as free cash flow before cash payments for interest and Guarantee Fees, better illustrates the cash generated by our operations when comparing periods.
For additional information regarding our business segments, see Part II, Item 8, Note 19, "Segment Data" in our Form 10-K.
While our reporting currency is the dollar, our consolidated revenues and costs are divided across a range of European currencies and CME Ltd.’s function currency is the Euro. Given the significant movement of the currencies in the markets in which we operate against the dollar, we believe that it is useful to provide percentage movements based on actual (“% Act”) percentage movements, which includes the effect of foreign exchange, as well as like-for-like percentage movements (“% Lfl”). The like-for-like percentage movement references reflect the impact of applying the current period average exchange rates to the prior period revenues and costs. Since the difference between like-for-like and actual percentage movements is solely the impact of movements in foreign exchange rates, our discussion in this release includes constant currency percentage movements in order to highlight those factors influencing operational performance. The incremental impact of foreign exchange rates is presented in the tables accompanying such analysis.

	For the Year		For the Three Months
(US $000's)	Ended December 31,		Ended December 31,
(unaudited)	2016	2015	2016	2015
Operating income	$111,589	$94,583	$51,551	$46,528
Depreciation of property, plant and equipment	30,190	27,943	7,721	7,032
Amortization of intangible assets	8,270	12,271	2,023	2,643
Other items(3)	—	(11,982)	—	—
Total OIBDA	$150,049	$122,815	$61,295	$56,203
(3) Other items consists solely of the charges related to tax audits of our Romanian operations, which were accrued in the fourth quarter of 2014 and fully released in the third quarter of 2015.

	For the Year Ended December 31,
	2016	2015
Net cash generated from operating activities	$33,917	$85,877
Capital expenditure, net of proceeds from disposals	(29,356)	(30,426)
Free cash flow	4,561	55,451
Cash paid for interest (includes mandatory cash-pay guarantee fees)	53,982	18,457
Cash paid for guarantee fees that may be paid in kind	37,440	—
Unlevered free cash flow	$95,983	$73,908